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INTRENET, INC.
STATEMENT RE: COMPUTATION
OF PER SHARE EARNINGS



                                                    Three Months Ended September 30,   Nine Months Ended September 30,
                                                           1997             1996              1997             1996
Weighted average shares outstanding
  during period                                          13,476,421       13,227,338        13,454,984       13,223,448

Assumed exercise of options and warrants                    371,737          153,731           242,465          170,432

Shares assumed for fully diluted earnings
  per share                                              13,848,158       13,381,069        13,697,449       13,393,880


Earnings for the period:
    ($ in Thousands)

    Net earnings                                    $           714  $          (890)  $         1,176  $        (2,210)



Earnings per common and common
      equivalent share:

      Primary:                                      $          0.05  $         (0.07)  $          0.09  $         (0.16)


      Fully diluted:                                $      N/A       $      N/A        $      N/A       $      N/A




                                                                                                          Exhibit 11
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